Exhibit 99.1

Contact:

Norma I. Salcido

FiberNet Telecom Group Inc.

212.405.6210

norma.salcido@ftgx.com

Ben Billingsley

CooperKatz & Co. for FiberNet

212.455.8008

bbillingsley@cooperkatz.com

FiberNet Regains NASDAQ Compliance with Bid Price Requirement

Receives Notice for Continued Listing on NASDAQ SmallCap Market

NEW YORK – June 13, 2005 — FiberNet Telecom Group, Inc. (NASDAQ: FTGXD), a leading provider of complex metro data services, today announced that it has received formal notification from The NASDAQ Stock Market, Inc. that the company has regained compliance with the bid price requirement for continued listing on the NASDAQ SmallCap Market.

On May 25, 2005, the company implemented a 1-for-10 reverse stock split in an effort to regain compliance. With that, the closing bid price of the company’s common stock has been at $1.00 per share or greater for at least ten business days. On June 9, 2005, NASDAQ notified the company that it had regained compliance with Marketplace Rule 4310 (c ) (4).

“We are pleased to regain full compliance with the requirements for continued listing on NASDAQ”, said Jon A. DeLuca, CEO and President. “Continued listing on NASDAQ helps us maintain visibility with current and potential investors as we execute our business strategies to realize stronger growth and profitability.”

About FiberNet Telecom Group, Inc.:

FiberNet Telecom Group, Inc. owns and operates integrated colocation facilities and diverse transport routes in the two gateway markets of New York/New Jersey and Los Angeles, designed to provide comprehensive broadband connectivity to other telecommunications service providers and enterprise customers for data, voice and video transmissions. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. For additional information about FiberNet, visit the Company’s website at www.ftgx.com.

Various remarks that we may make about FiberNet’s future expectations, plans and prospects constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Such remarks are valid only as of today, and we disclaim any obligation to update this information. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in FiberNet’s most recent Annual Report on Form 10-K, which is on file with the Securities and Exchange Commission.

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